Exhibit 3.67

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:41 PM 10/14/2009
FILED 01:41 PM 10/14/2009
SRV 090934562 - 4741889 FILE

CERTIFICATE OF FORMATION

OF

QUALITY TECHNOLOGY SERVICES SANTA CLARA II, LLC

This Certificate of Formation of Quality Technology Services Santa Clara II, LLC, dated as of October 14, 2009, has been duly executed and is being filed by Shirley E. Goza, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.).

FIRST:          The name of the limited liability company is Quality Technology Services Santa Clara II, LLC (the “LLC” ).

SECOND:     The address of the LLC's registered office in the State of Delaware is c/o Capitol Services, Inc., 615 South DuPont Highway, Dover, Kent County, Delaware 19901. The name of the LLC's registered agent for service of process in the State of Delaware at such address is Capitol Services, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Quality Technology Services Santa Clara II, LLC as of the date first written above.

By:	/s/ Shirley E.Goza
Shirley E.Goza
Authorized Person